Exhibit 99.1

22nd Century Announces 1-for-15 Reverse Stock Split

Re-Affirms Full-Year Outlook of $105 Million to $110 Million in Net Sales

BUFFALO, N.Y., Jul 3, 2023 (GLOBE NEWSWIRE) -- 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company dedicated to improving health with reduced nicotine tobacco, hemp/cannabis and hops advanced plant technologies, today announced that it will effect a reverse stock split of its outstanding shares of common stock, par value $0.00001 per share (the “Common Stock”), at a ratio of 1-for-15, to be effective as of 12:00 a.m. Eastern Time on July 5, 2023. The reverse stock split is intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on Nasdaq.

“As a transformative plant science company, being listed on the Nasdaq Stock Market places 22nd Century among the top innovation driven companies of the world. The board decided to take action now to resolve our compliance with the Nasdaq listing standards, providing investors with greater assurance around this important asset even as we continue to advance our mission focused on plant biotechnology and health improvement,” said Nora Sullivan, Chair of the Board.

“As move into the second half of 2023, we are advancing the rollout of our VLN® products in the three largest state markets as we further expand our commercial footprint,” said James A. Mish, Chief Executive Officer. “We also expect to benefit from our new extraction capabilities and the return of distillate production in our hemp cannabis business, plus expansion in our new multi-year vertically integrated license and distribution agreements with two major consumer brands. Combined, we are tracking to our full-year outlook of a record $105 to $110 million in sales.”

22nd Century Common Stock will begin trading on a reverse stock split-adjusted basis at the opening of The Nasdaq Capital Market (“Nasdaq”) on Wednesday, July 5, 2023. Following the reverse stock split, the Common Stock will continue to trade on Nasdaq under the symbol “XXII” with the new CUSIP number, 90137F202.

In connection with the reverse split, the Company will reduce its authorized number of shares of common stock at that same ratio as the reverse split, resulting in 33,333,334 authorized shares of common stock (from 500,000,000 authorized shares). No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of Common Stock. In addition, the reverse stock split will apply to the Common Stock issuable upon the exercise of the Company’s other outstanding securities, with proportionate adjustments to be made to the exercise prices and number of derivates securities, and under the Company’s equity incentive plans.

The reverse stock split will consolidate the number of issued and outstanding shares of the Company’s common stock to approximately 15.9 million.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps
Investor Relations
22nd Century Group
mkreps@xxiicentury.com
214-597-8200